Exhibit 10.1

Via Electronic Mail

March 16, 2020

Mr. Daniel Mahoney

Dear Dan:

We are pleased to extend this offer of employment (the “Offer Letter”) to you as an Executive Vice President, Chief Financial Officer, and Treasurer (“CFO”) of Charles River Associates (“CRA”) working from the Boston office and reporting to me. All of the individuals who have met with you believe you will be a great fit with our firm and hope you will choose to join us. We will arrange for your employment to begin on a date mutually agreed upon by you and CRA, but are targeting March 30, 2020 (the “Commencement Date”). Your employment with CRA shall be subject to the following employment terms:

1.	Compensation and Benefits. As an Executive Officer of CRA, your compensation is subject to annual review and approval of the Compensation Committee of the Board of Directors of CRA (the “Compensation Committee”). As part of this annual review and approval process, the Compensation Committee will review and if appropriate, approve your CFO executive officer term sheet that will set forth your annual compensation terms including, but not limited to, any change in your base salary; any target cash bonus awards; your corporate objectives; your personal objectives; your eligibility for participation in CRA’s long term incentive plan under CRA’s 2006 Equity Incentive Plan; and such other terms and conditions as may be approved by the Compensation Committee (the “Term Sheet”)[1]. Upon the Commencement Date for fiscal year 2020, the following terms and conditions shall apply, and shall be further supplemented by the Term Sheet.

a.	Salary – You will be paid bi-weekly at the rate of $400,000 per year less applicable statutory taxes and other withholdings and pro-rated as of the Commencement Date.

b.	Performance Award for Fiscal 2020-Subject to the achievement of certain performance criteria as may be determined and certified by the Compensation Committee, for CRA’s fiscal 2020 you shall be eligible for a target cash bonus of $275,000. This performance award will be allocated between 50% corporate performance relating to CRA’s fiscal 2020 non-GAAP net revenue and Performance Compensation EBITDA (as defined herein) and 50% for your individual performance objectives. The maximum payment for the corporate performance relating to CRA’s fiscal 2020 non-GAAP net revenue and Performance Compensation EBITDA is $275,000. The actual payment amount for the individual performance component will be determined after review and determination by the Compensation Committee of your achievement of such performance objectives. For purposes of these performance awards, our Performance Compensation EBITDA will be calculated from EBITDA by excluding share-based compensation, amortization of forgivable loans, and other (income) expense, net. Our non-GAAP net revenue and Performance Compensation EBITDA will exclude the impact of our GNU123 Liquidating Corporation subsidiary, any acquisition, any discontinued operations, any extraordinary or special items approved by our compensation committee, and any other items that would have resulted in non-GAAP adjustments to the financial results as reported in our earnings releases consistent with our practice prior to fiscal 2020. These awards remain subject to the discretion of the Compensation Committee to reduce or eliminate the amount actually paid under the award, regardless of the actual performance achieved.

1 As an Executive Officer of CRA, a Term Sheet for years subsequent to fiscal year 2020 will be required, and may change from year to year, and will be subject to Compensation Committee approval. These future fiscal year Term Sheets will be supplemental to the terms of this Offer Letter.

c.	Affiliation Equity Award –Within thirty days following your Commencement Date, and subject to the approval and vote of the Compensation Committee (the “Grant Date”), you will be awarded a one-time affiliation equity award of Restricted Stock Units under CRA’s 2006 Equity Incentive Plan (“RSU’s) in the amount of $400,000 (the “RSU Grant”). Provided you remain employed by CRA and not under notice of termination or resignation prior to any vesting date for the RSU Grant, the RSU Grant shall vest in four equal annual installments as follows: 25% on the first anniversary of the Grant Date; 25% on the second anniversary of the Grant Date; 25% on the third anniversary of the Grant Date; and 25% on the fourth anniversary of the Grant Date. The RSU Grant shall be subject to all of the terms and conditions then applicable under CRA’s 2006 Equity Incentive Plan and by the Compensation Committee, including any insider trading prohibitions and holding requirements then in effect for the CFO role. You shall be required to execute such documents evidencing your acceptance of such RSU Grant as may be provided by CRA.

d.	CRA’s Long Term Incentive Program – As an Executive Vice President and CFO you will be considered for participation in programs CRA provides to align Vice President and firm interests over the longer term. CRA currently offers a Long-Term Incentive Program (“LTIP”) for outstanding contributors at the Vice President level. Eligibility to participate in the LTIP is exclusive to those employees who play a critical role in CRA’s growth and success, as determined by CRA’s Board Compensation Committee from time to time. Participants include top corporate leadership, select Practice Leaders, and individuals who bring significant revenue into the firm. The current LTIP program can consist of equity or cash grants using a combination of time-vested restricted stock units, stock options, performance-vested restricted stock units, and service- or performance-based cash grants. The LTIP awards are generally made annually, currently vest over five years, and have additional terms set forth in the grant documents accompanying an award notification. For CRA’s fiscal 2020, you shall be eligible for an award under the LTIP with a target value of $250,000. The actual value to be granted, the grant vehicles, any vesting patterns, and any performance targets are subject to the Compensation Committee’s discretion and approval at any such time that fiscal 2020 grants under the LTIP are made, and to there being sufficient shares available under the Company’s 2006 Equity Incentive Plan, as it may be amended from time to time, to permit such grants. Any equity awards so granted shall be consistent with such other grants made under the LTIP’s terms and conditions.

e.	Benefits – You will receive CRA’s outstanding benefits program applicable to Executive Vice Presidents, which currently includes an executive medical plan, paid time off, 401(k) match, and health and wellness benefits. These benefits are more fully summarized in the accompanying brochure. Your eligibility or entitlement to participate in CRA’s benefits is subject to requirements established by the applicable plan documents and benefits carriers, and as may be determined by CRA from time to time. CRA reserves the right to change or discontinue CRA benefit plans, features, policies, and programs at any time and is not required to continue or put any plan or benefit into effect unless required by law.

2.	Performance of Services, Duties and Obligations to CRA – As an Executive Vice President, you will be a key employee in a position of trust and confidence, and will have fiduciary duties of good faith, loyalty and fair dealing with respect to CRA. Furthermore, you will be in a position of trust and confidence with respect to CRA clients, and you will have regular contact with CRA clients with whom CRA has developed goodwill by the expenditure of substantial money, time, and effort. You acknowledge and understand that as a Vice President of CRA you will be exposed to “Confidential Information” and “Trade Secrets” (both as defined in the attached Employment Covenants Rider). Therefore, by accepting this Offer Letter and employment with CRA, you agree to be bound by and comply with the terms, provisions and obligations set forth in the Employment Covenants Rider attached to this Offer Letter and incorporated herein by reference.

3.	Other Agreements and Non-Disclosure of Third-Party Information – You represent that you have provided to CRA all agreements (including agreements relating to non-solicitation of employees and/or former clients, non-competition, non-disclosure of information, and non-provision of services) from any prior employers which may impair your ability to enter into and fulfill the obligations of this Offer Letter and/or become employed with CRA (“Prior Restrictions”). Other than certain non-solicitation provisions from your prior employer, CRA has not been made aware of or been provided any documents that contain any Prior Restrictions. To the extent that you or CRA subsequently discovers that you have Prior Restrictions that limit any of your activities during any part of your employment at CRA, CRA reserves the right to take action it, in its sole discretion, deems appropriate, up to and including termination of your employment with CRA. In the event that CRA shall incur any costs, expenses or damages as a result of your breach of your Prior Restrictions, you hereby agree to immediately reimburse CRA for all such amounts. You represent that you have not been in the past, nor are you currently, under threat of or involved in litigation or administrative proceedings that would impair or impact your ability to provide the types of services contemplated herein.

4.	Miscellaneous –

a.	CRA Policies and Procedures – You acknowledge and understand that as an employee of CRA you will be required to comply with all state and federal laws and regulations, as well as CRA rules, policies, and procedures as may be in effect from time to time and that are applicable to employees, including, but not limited to, CRA’s Code of Business Conduct and Ethics, policies relating to anti-discrimination / harassment, email and internet usage, insider trading, and anti-corruption.

b.	Term of Employment – Your employment is “at will,” which means that either you or CRA may choose to end the employment relationship at any time and for any reason, or no reason at all. Nothing in this Offer Letter shall be construed as creating anything other than an at-will relationship. Upon the end of your employment, CRA will pay you any salary earned prior to your last day of employment (the “Termination Date”) and any accrued, unused vacation in accordance with applicable law. If you decide to end the employment relationship, you agree to provide CRA with thirty (30) days written notice, in which case CRA may, in its sole discretion, elect to waive all or a portion of the notice period, or may amend or limit your duties in CRA’s sole discretion. You shall only remain employed and be paid for the portion of such notice period that is not waived by CRA, and you will only be entitled to receive employee benefits to the extent you continue to meet the eligibility requirements for such benefits.

c.	Severance Agreement. You and CRA shall enter into a separate severance agreement, subject to Compensation Committee approval, that shall set forth the terms, conditions and obligations of CRA and you in connection with your end of employment with CRA.

d.	Transitional Assistance – Upon notice of termination or resignation of your employment with CRA, you agree to cooperate with CRA prior to your Termination Date and for a reasonable period thereafter in all matters relating to the completion, billing, collection, support, and transition to others of all matters in which you provided services to CRA and/or CRA clients while you were employed by CRA.

e.	Non-disparagement – You agree that you shall not orally or in writing, anonymously or otherwise, disparage CRA, CRA employees, directors, affiliated consultants, or CRA clients during and subsequent to your employment with CRA. Nothing in this Offer Letter (including the Employment Covenants Rider) is intended to or shall limit your ability to respond to a lawful subpoena, report to or cooperate with or provide information to any government agency, or comply with any other legal obligation.

f.	Section 409A – It is intended that the payments to be made under this Offer Letter will be exempt from, or in compliance with, Section 409A of the Internal Revenue Code and the regulations issued thereunder (“Section 409A”), and the provisions of this Offer Letter shall be so construed. In the event that CRA reasonably determines that any payment to be made pursuant to this Offer Letter is a “deferral of compensation” subject to Section 409A: (i) any installment payments due hereunder are specifically designated as a series of separate payments pursuant to Treasury Regulation Section 1.409A-2(b)(2)(iii); (ii) any such payment that is to be made upon termination of employment shall be made only in the event that and at the time such termination of employment qualifies as a “Separation from Service” as defined in Section 409A; and (iii) any such payment that is to be made upon the “Separation from Service” of a “specified employee” (as defined in Section 409A) that pursuant to the terms of this Offer Letter would otherwise be payable within the first six (6) months following the date of Separation from Service shall, to the extent necessary to avoid the imposition of additional taxes pursuant to Section 409A, be paid or provided to the individual in a lump-sum, without interest, on the first business day following the expiration of six (6) months after the Separation from Service (or, if earlier, promptly following the date of your death, in which case such amount shall be paid to your estate).

g.	Scope of Offer Letter – This Offer Letter, including the exhibits, documents and instruments referred to herein, constitutes the entire agreement with respect to this offer of employment with CRA, and supersedes all other prior agreements and understandings, both written and oral, with respect to your employment with CRA. The terms and provisions of this Offer Letter may be modified or amended only by written agreement by you and a CRA executive officer or their designee.

h.	Choice of Law; Jury Waiver – In the event of a dispute between you and CRA concerning the terms of this Offer Letter (including the Employment Covenants Rider), except as otherwise provided herein, all such matters shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflict of laws provisions thereof). Notwithstanding the foregoing, any claims arising under any state discrimination, harassment, equal pay, wage and/or hour, leave of absence, sick pay laws, and/or any other state or local laws that apply as a matter of public policy (collectively “State Law Claims”), shall be governed solely by the law of the state where you physically maintain a desk or office at a CRA location, or if you do not maintain a desk or office at any CRA location, the state where you reside (your “State of Employment”). Except for such State Law Claims (which must be brought before a government agency or a court of competent jurisdiction in your State of Employment), any action, suit or other legal proceeding arising under or relating to any provision of this Offer Letter (including, but not limited to, breach of contract claims) shall be commenced only in a court of competent jurisdiction in the Commonwealth of Massachusetts, and you irrevocably submit to the personal jurisdiction of the state and federal courts in the Commonwealth of Massachusetts. CRA and you each hereby irrevocably waive any right to a trial by jury in any action, suit, or other legal proceeding arising under or relating to any provision of this Offer Letter or your employment with CRA.

i.	Assignment – You understand and agree that your duties and responsibilities under this Offer Letter are personal in nature to you, and you may not assign, transfer or share such duties or responsibilities with any other person or entity. You further acknowledge and agree that the Offer Letter (including without limitation the Employment Covenants Rider) may be assigned by CRA to a successor in interest by purchase, merger or otherwise, including by virtue of a sale of all or substantially all of the assets (or stock) of CRA without your prior approval or any further action on your part, which assignment shall be fully binding and enforceable.

j.	Miscellaneous – Terms not otherwise defined in this Offer Letter shall have the meaning as defined in the Employment Covenants Rider attached hereto. Charles River Associates is a registered trade name of CRA International, Inc., which is the entity with which you will enter into an employment relationship if you accept this offer.

This offer is valid until March 20, 2020 and subject to approval of the Compensation Committee. Furthermore, this offer by CRA and your actual employment by CRA are contingent upon the following:

•	Employment Verification – Verification of your employment eligibility as required by the Immigration Reform and Control Act of 1986. Satisfactory completion of the I-9 form, including providing the appropriate documentation within 72 hours of your Commencement Date is a condition of employment required by federal law.

•	Reference and Background Check – CRA must approve (in its sole discretion) satisfactory reference and background checks (including verification of educational credentials), the latter conducted by a company selected by CRA.

If this offer is acceptable to you, please sign and return a copy of this letter to Jonathan Yellin, CRA’s General Counsel at Jyellin@crai.com .

Based on my understanding of your expectations and career aspirations, I believe that CRA can offer you a warm and stimulating environment to grow professionally and contribute to the growth of our firm. My colleagues and I are excited about the prospect of having you join us.

Sincerely yours,

Charles River Associates

/s/ Paul Maleh
Paul Maleh
President and Chief Executive Officer

Enclosures Offer Accepted by:

/s/ Daniel Mahoney
Daniel Mahoney

Dated:	March 17, 2020

Employment CovenantS rIDER

I.	Purpose

For purposes of this Employment Covenants Rider, “CRA” shall mean CRA International, Inc. and any parent companies, subsidiaries, affiliates, successors, or assigns.

As a condition of and in consideration of your employment with CRA in accordance with the Offer Letter between you as an employee (hereinafter “Employee”) and CRA, and for other good and valuable consideration, including the anticipated and actual receipt of Confidential Information and Trade Secrets (both as defined below) from CRA and/or CRA clients, Employee agrees to comply with the obligations and restrictions set forth in this Employment Covenants Rider during Employee’s employment with CRA, and unless otherwise noted below, following the Termination Date, as follows:

II.	Confidential Information – CRA

Employee agrees not to disclose Confidential Information or Trade Secrets to anyone outside of CRA, either during Employee’s employment or subsequent to the Termination Date, subject to the exceptions enumerated below. Employee shall also only disclose Confidential Information and Trade Secrets to CRA employees and affiliated consultants on a “need to know” basis, and Employee shall comply with CRA’s “firewall” procedures applicable to Employee from time to time. For purposes of the Offer Letter and this Employment Covenants Rider, “Confidential Information” for both CRA and CRA clients shall include, but shall not be limited to: (A) financial and business information, such as information relating to costs, commissions, fees, profits, sales, sales margins, capital structure, operating results, borrowing arrangements, strategies and plans for future business, pending projects and proposals, and potential acquisitions or divestitures; (B) product and technical information, such as product formulations, new and innovative product ideas, new business development, sketches, plans, drawings, prototypes, methods, procedures, data processing programs, software, software codes, computer models, and research and development projects; (C) marketing information, marketing ideas, prospective markets and practices, business development activities and ideas, mailing lists, recruiting information, the identity of CRA’s clients, client names and addresses and other contact information, client lists, the names of representatives of clients responsible for entering into contracts with CRA, the financial arrangements between CRA and such clients, specific client needs and requirements, and leads and referrals to potential clients, and other non-public information concerning clients or potential clients; (D) personnel and recruiting information, such as the identity of and contact information for a CRA consultant or recruit, their compensation, benefits, skills, qualifications, and abilities; and (E) any information which Employee has been told is confidential or which Employee might reasonably expect CRA would regard as confidential, or any information which has been given to CRA in confidence by clients or other persons. “Trade Secrets” are items of Confidential Information that meet the requirements of applicable state and federal trade secret law. Employee acknowledges and agrees that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, compiled or acquired by CRA or its clients at their great effort and expense. Employee further acknowledges and agrees that the Confidential Information and Trade Secrets are owned by CRA (or its clients), are secret, are the subject of reasonable efforts by CRA to keep them secret, and have value because of their secrecy. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.

CRA agrees that Employee’s obligation not to disclose Confidential Information or Trade Secrets is subject to the following exceptions: (A) any information that is generally known or available to the public; (B) any information that CRA or a CRA client has disclosed to a third party, where the effect of such disclosure is to make the information public; (C) any information that CRA’s General Counsel or a CRA client has authorized Employee in writing to disclose; (D) any information belonging to CRA or a CRA client that CRA or a CRA client has requested Employee disclose in the course of Employee’s work for CRA; and (E) if requested to be disclosed by an order of a court or other administrative body, provided however, that Employee gives prompt notice of such request to CRA’s General Counsel prior to such disclosure so that CRA can take any appropriate action it deems necessary to limit or implement such disclosure. Nothing in this Employment Covenants Rider prohibits Employee from discussion of or disclosing wages or other terms and conditions of employment for any purposes protected under federal labor law to the extent applicable.

III.	Confidential Information – Current and Past Employment

Employee understands that compliance with all confidentiality obligations that may exist towards Employee’s current and past employers is of utmost importance to CRA and that the following are conditions of employment with CRA:

A.	Employee agrees to never share with anyone at CRA or affiliated with CRA any confidential, proprietary or non-public client information that may have been obtained in connection with Employee’s employment with current or former employers, unless written permission to disclose such information to CRA is granted by the current or former employer and provided to CRA;

B.	Employee confirms that during employment with CRA, Employee will not possess nor have custody over any information in any form that a current or former employer may consider confidential, proprietary or client owned. As part of this confirmation, Employee will have checked all personal computers, web based storage sites, thumb drives, external drives and other personal devices, as well as all personal email accounts to make this representation;

C.	Employee confirms that Employee has not removed, transferred, copied or downloaded any data, files or information from a current or past employer unless specifically approved by such employer and in connection with services being rendered for such employer;

D.	To the extent Employee has downloaded any information from a current or former employer’s computers or company owned equipment, such information was personal and private and Employee has obtained written permission from such employer for such actions;

E.	Employee confirms that if Employee should discover any such confidential, proprietary or client information in Employee’s custody or control after the commencement of employment with CRA, Employee shall immediately notify CRA’s General Counsel and shall retain and secure (and not transmit nor share) such information and follow instructions provided by CRA’s General Counsel.

Employee understands that this representation is not a guaranty of employment or continued employment with CRA. Employee further understands that if Employee becomes employed by CRA, should any of the above representations be false or should Employee fail to comply with the above, Employee will be subject to disciplinary action, which may include termination of employment by CRA.

IV.	Notice of Immunity

In accordance with applicable law, CRA hereby notifies you of the following provisions of the Defend Trade Secrets Act of 2016.

IMMUNITY FROM LIABILITY FOR CONFIDENTIAL DISCLOSURE OF A TRADE SECRET TO THE GOVERNMENT OR IN COURT FILING –

A.	IMMUNITY – An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that –

1.	is made –

(i)	in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and

(ii)	solely for the purpose of reporting or investigating a suspected violation of law; or

2.	is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

B.	USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT –An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual –

1.       files any document containing the trade secret under seal; and

2.       does not disclose the trade secret, except pursuant to court order.

V.	Employment Restrictions

A.	Reasonableness of Restrictions – Employee agrees and acknowledges that (1) CRA is engaged in a highly competitive business, (2) by virtue of Employee’s position and responsibilities with CRA, Employee will have access to and receipt of Confidential Information and Trade Secrets, and (3) Employee has and will come into contact and develop relationships with CRA employees and affiliated independent consultants, CRA clients and prospective clients. Accordingly, for the protection of CRA’s legitimate business interests, the restrictions set forth below are reasonable and necessary, and Employee’s violation of such restrictions will cause CRA irreparable harm. Employee acknowledges that the consideration that Employee will receive pursuant to the Offer Letter serves as sufficient consideration for Employee's promises to abide by the restrictive covenants set forth in section V.B of this Employment Covenants Rider and that such restrictions are reasonable.

B.	Non-Solicitation Covenants – During the Restricted Period (defined below), Employee will not directly or indirectly:

1.	Communicate with, solicit, induce or otherwise attempt to influence any person who CRA employs or otherwise has engaged to perform services, including but not limited to, any employees, affiliated independent consultants, contractors or subcontractors, with whom Employee worked or had knowledge about through CRA employment, to leave the employ of or discontinue services to CRA.

2.	Communicate using or disclosing CRA’s Trade Secrets with a Covered Client (defined below) who engaged CRA at any time within a twenty-four (24) month period of time immediately prior to the termination of Employee's employment with CRA (“Look Back Period”) for the purpose of performing or attempting to perform services on behalf of a Competing Business (defined below) for the Covered Client, or of altering the Covered Client’s business with CRA.

3.	Continue providing the same services that Employee performed for CRA on a case or matter upon which Employee worked on behalf of CRA or about which Employee received Confidential Information during the Look Back Period.

4.	Communicate with any person or entity to or about whom Employee (either alone or with others) presented a pitch or proposal to use CRA’s services during the Look Back Period for the purpose of performing services on behalf of a Competing Business for such pitch or proposal.

In addition, Employee agrees that the Employee may not directly or indirectly during employment with CRA (including during any period of notice of resignation or termination of employment) contact by any method written or oral (e.g., email, text, social media sites or applications, or similar communication) any CRA clients or prospective clients to inform such parties of any new or future employment or consulting positions taken up by the Employee (except as it may relate to the Employee joining CRA), which includes, but is not limited to, notice of address change, new employment position, new consulting position or similar information without the express prior written permission of CRA’s General Counsel.

C.	Definitions – For purposes of the Offer Letter and this Employment Covenants Rider, the following definitions shall apply:

1.	Restricted Period. The term “Restricted Period” shall mean during the term of employment and for twelve (12) months following the Termination Date, regardless of whether Employee’s separation from CRA is voluntary or involuntary and regardless of the reason for Employee’s separation from employment. Notwithstanding the foregoing, the duration of the Restricted Period will be extended by the amount of any and all periods that Employee violates any of the covenants of Sections V.B.

2.	Competing Business. The term “Competing Business” means any business that provides or is preparing to provide any services that compete with those CRA provided during the Look Back Period.

3.	Covered Client. The term “Covered Client” means a CRA customer (person or entity), including any lawyer, law firm, or other intermediary, and the ultimate client of such lawyer, law firm or intermediary (e.g., the entity that retained a law firm that then retained the Employee’s services), that Employee had business-related contact with or access to Confidential Information about during the Look Back Period.

D.	Enforceability/Reformation. If any of the provisions of this Section V are deemed by a court having jurisdiction to exceed the time, geographic area, or activity limitations the law permits, the limitations will be reduced to the maximum permissible limitation, and Employee and CRA authorize a court having jurisdiction to reform the provisions to the maximum time, geographic area, and activity limitations the law permits; provided, however, that such reductions apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

VI.	Intellectual Property Rights

Employee agrees to communicate and assign to CRA, or its clients if CRA so requests, all Intellectual Property (as defined below) that Employee may make during or arising out of Employee’s employment with CRA, whether conceived during or outside of CRA’s normal working hours, or following Employee’s termination of employment with CRA. For purposes of this Employment Covenants Rider, CRA and Employee agree that “Intellectual Property” shall mean: Any: (a) inventions, whether or not patentable, whether or not reduced to practice, or whether or not yet made the subject of a pending patent application or applications; (b) ideas, discovery or improvement and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications; (c) patents; (d) trademarks, service marks, trade dress, logos, and trade names; (e) copyrights (registered or otherwise) and registrations and applications for registration; (f) software; (g) domain name registration; (h) trade secrets and confidential, technical or business information (including ideas, formulas, algorithms, compositions, inventions, and conceptions of inventions whether or not patentable and whether or not reduced to practice); (i) process and techniques, research and development information, drawings, specifications, designs, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information; (k) copies and tangible embodiments of all of the foregoing, in whatever form or medium; and (l) all rights to obtain and rights to apply for patents and to register trademarks and copyrights, made during, related to or arising from Employee’s employment with CRA.

Employee acknowledges that any Intellectual Property shall be exclusively and solely owned by CRA and shall be “works made for hire” under the copyright laws of the United States. Employee waives in favor of CRA, irrevocably and unconditionally, any moral rights in any part of the world that the Employee may have in any such Intellectual Property. Employee agrees and does hereby assign all such Intellectual Property to CRA or to persons or firms designated by CRA. Employee agrees to keep and promptly make available to CRA records of the type required to secure and protect such Intellectual Property, including filing and prosecuting the enforcement of patents, copyrights and trademarks. If requested to do so by CRA, whether during or subsequent to Employee’s employment, Employee agrees to reasonably assist CRA in obtaining patents, copyrights and trademarks arising out of Employee’s work for CRA. CRA agrees to pay all costs of procuring patents, copyrights or trademarks.

The provisions in this section concerning the assignment of Intellectual Property do not apply to inventions for which no equipment, supplies, facilities, or trade secret information of CRA was used, and which was developed entirely on Employee’s own time, unless the invention relates to the business of CRA or actual or demonstrably anticipated research or development, or the invention results from any work Employee performs for CRA.

VII.	Employee’s Publications

CRA wishes to encourage Employee to advance in the profession through publication of professional works, but also wishes to protect Confidential Information, Trade Secrets and Employee’s work product. Employee understands that the substance and quality of Employee’s publications, including publications not sponsored by CRA, may affect the reputation and business interests of CRA and the professional reputations of Employee’s colleagues. Employee agrees, therefore, during Employee’s employment with CRA, to obtain written permission from Employee’s Practice Leader prior to agreeing to prepare any work of Employee for submission or publication or agreeing to having Employee’s or CRA’s name used in connection with any publication, and to allow CRA to review the content and substance of such materials. If, at the time that Employee commences work with CRA, Employee has agreed to publish any work or to have Employee’s name used in connection with any publication that will appear in the future, Employee agrees to describe any such agreements in writing to Employee’s Practice Leader and shall not refer to CRA or Employee’s affiliation with CRA without prior written approval of the Employee’s Practice Leader. Employee further agrees after the Termination Date not to use CRA’s name or logo (or any similar derivation), or provide attribution to CRA, in connection with any publication of Employee’s work unless specifically authorized to do so in a letter signed by Employee’s Practice Leader. Employee understands that nothing in this section modifies Employee’s obligation not to disclose Confidential Information and Trade Secrets.

VIII.	Other Legal Provisions

A.	To avoid any subsequent misunderstanding about this Employment Covenants Rider, CRA and Employee agree that it is supplemental of and in addition to any other agreements signed between Employee and CRA, and shall not be construed to limit or restrict any other obligations or restrictions upon Employee relating to the subject matter herein. Employee also agrees that subsequent modifications to this Employment Covenants Rider will not be effective unless they are in writing and signed by both Employee and CRA’s General Counsel or his/her designee.

B.	Capitalized terms in this Employment Covenants Rider shall have the same meaning as stated in the Offer Letter unless otherwise defined.

C.	If CRA believes that Employee has breached or is about to breach this Employment Covenants Rider, in addition to any other rights or remedies, CRA shall be entitled to injunctive relief (including, but not limited to, temporary restraining orders) to prevent Employee from such violations since it is agreed that money damages alone would not provide adequate compensation to CRA for a breach or threatened breach.

D.	No later than the Termination Date or at any earlier time upon request from CRA, Employee shall promptly return all Confidential Information and Trade Secrets in whatever form stored or retained, to CRA, as well as CRA equipment or other property belonging to CRA or its clients. Employee shall not modify, destroy, delete, copy, edit, or otherwise change any Confidential Information, Trade Secrets or CRA equipment (including data or information residing therein). Employee shall also cooperate with CRA in carrying out its employee check-out procedure then in effect, and agrees to permit CRA, upon request within ninety (90) days of Employee’s Termination Date, to inspect Employee’s personal devices, through reasonable and lawful means, to determine whether Employee has retained any Confidential Information or Trade Secrets. Employee agrees to sign a certification confirming compliance with this subsection on the Termination Date or earlier upon request by CRA.

E.	Employee acknowledges that the covenants in this Employment Covenants Rider are given in exchange for Employee’s employment at CRA and that the covenants are not tied to any specific job, title, or responsibilities. Employee further acknowledges that the covenants in this Employment Covenants Rider shall survive any change in Employee’s job, title, responsibilities, compensation, benefits, or any other term or condition of employment, including, but not limited to, termination of employment. Should Employee transfer to any CRA parent company, subsidiary, affiliate, successor, assign, or other corporately related entity to CRA, all provisions of this Employment Covenants Rider shall continue to apply with full force.

F.	Employee and CRA agree that, should any party breach the Employment Covenants Rider, the breaching party will be responsible for paying any attorneys’ fees and costs that the non-breaching party’ incurs in connection with such breach, including without limitation reasonable attorneys’ fees incurred to seek damages for a past breach, to seek a declaration of rights or injunctive relief, or to prevent a future or continuing breach.

G.	CRA’s failure to enforce any known violation of the Offer Letter or this Employment Covenants Rider shall not be a waiver of CRA’s right to seek enforcement of any future violation or be construed that such failure waives CRA’s rights to seek any subsequent enforcement of a similar breach of the Offer Letter or this Employment Covenants Rider. Any claim of any kind by Employee against CRA shall not prevent or limit enforcement of the Employment Covenants Rider.

H.	Employee agrees that CRA shall be permitted to disclose to any future employer or prospective employer of Employee the terms of the Employment Covenants Rider.